Exhibit 99.1
For Immediate Release
Contacts:

Tom Higgins	Michele Boudreau
Chief Financial Officer	Corporate Communications
508 497 2809	650 623 0305
Caliper Life Sciences to Present at JPMorgan 24th Annual Healthcare
Conference Tomorrow
HOPKINTON, Mass., January 11, 2006 — Caliper Life Sciences, Inc. (Nasdaq: CALP) president and CEO, Kevin Hrusovsky, will present at the JPMorgan 24th Annual Healthcare Conference in San Francisco, California tomorrow, Thursday, January 12, 2006 at 12:30 pm PST. Mr. Hrusovsky will discuss the status of key collaborations, growth in the company’s direct channel business, progress of the recently acquired NovaScreen business, and the company’s preliminary expectations regarding top-level financial performance for 2005.
Based on preliminary, unaudited financial data the company expects to report total 2005 revenue in the range of $86-88 million, in line with its previously announced projections. The company also expects to meet its goal of achieving positive cash flow from continuing operations for the fourth quarter 2005, and to have approximately $30 million of cash, cash equivalents and marketable securities as of year end.
A live webcast of Mr. Hrusovsky’s presentation can be accessed at http://equityconferences.jpmorgan.com. An archived presentation will be available for 90 days.
About Caliper Life Sciences
Caliper Life Sciences uses its leading microfluidics patent estate, innovative automation technologies, and broad assay expertise to accelerate drug discovery, enable diagnosis of disease and facilitate scientific research. With the acquisition of NovaScreen Biosciences in October 2005, Caliper provides a unique central resource for drug discovery systems and services.
Caliper headquarters are located in Hopkinton, MA, with R&D, operations and manufacturing facilities for LabChip devices in Mountain View, CA, NovaScreen service operations in Hanover, MD and direct sales, service and applications support throughout the world. The company’s customers and Caliper Driven partners include many of the largest pharmaceutical, biotechnology, and life sciences companies. www.caliperLS.com

The statements in this press release regarding Caliper’s revenue for 2005, its expectations of reaching its goal of achieving positive cash flow from continuing operations for the fourth quarter of 2005, and its expected year-end cash position are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those Caliper expects or projects, including the risks that unexpected information may be received, or adjustments may be made, in the course of finalizing and analyzing the financial results, which could cause the final results to differ from these preliminary results. Further review of the company’s financial results for 2005 could lead to revisions in the company’s current expectations regarding revenue and cash flow for this period and its cash position as of year end. Further information on risks faced by Caliper are included in risks discussed under the caption “Factors Affecting Operating Results” in Caliper’s Form 10-Q for the quarter ended September 30, 2005, filed with the Securities and Exchange Commission on November 9, 2005. This SEC filing is available on a web site maintained by the SEC at http://www.sec.gov. Caliper expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Caliper’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.
LabChip, Caliper Driven and Caliper are trademarks of Caliper Life Sciences, Inc.
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